Exhibit 10.1

3471 River Hills Drive
Cincinnati, OH 45244
513-271-3700
Meridianbioscience.com

February 8, 2022

Andrew S. Kitzmiller

9287 Steeplechase Drive

Cincinnati, OH 45242

Dear Andrew,

This letter serves to confirm our offer, of the Chief Financial Officer position with Meridian Bioscience, reporting directly to the Jack Kenny, CEO. Your work location will be 3471 River Hills Dr, Cincinnati, OH 45244. Your tentative start date is February 21, 2022. This offer is as follows:

COMPENSATION

•	Salary: Your base salary will be $380,000 annually. You will be paid bi-weekly every other Friday.

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Annual Bonus: You will be eligible for the corporate incentive plan fiscal year 2022 with a payout target of 55% of your base salary. If you are hired after the first quarter of the fiscal year, your bonus payout will be prorated. The payout will be based on achievement of individual company objectives.

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Special Sign on Equity Award: We are pleased to offer you 7,500 RSUs, and 5,000 Options upon hire, pursuant to the Meridian Stock Incentive Plan. In addition, you will be enrolled in the Performance-based equity plan as of date of hire.

EMPLOYEE BENEFITS

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Group Insurance Programs: You are invited to participate in our health, dental, vision, life, and disability plans. Medical, Dental and Vision are effective on your hire date. The remaining benefits are effective on the first of the month following your hire date. Detailed information pertaining to these plans will be made available to you upon hire.

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401K Retirement: Meridian offers participation in both a traditional 401(k) plan (pre-tax) and a Roth 401(k) plan (after-tax). Employees may participate in one plan or both plans upon hire. Employees may contribute up to 100% of their eligible earnings up to the applicable IRS ceiling each year. Meridian will begin making matching contributions to your account(s) upon enrollment. Meridian will match 100% of the first 4% of eligible compensation that is contributed by you. Matching contributions will vest immediately. You may elect to roll over your current 401(k) monies into our plan effective immediately.

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Profit Sharing Plan: Our profit-sharing plan was established to let you share the profits of the Company and to provide you with additional retirement income. Employer profit sharing contributions are distributed during the first quarter of the calendar year. You will become eligible to participate in the plan on the 6-month anniversary of your hire date. You also must be employed through the last day of the plan year to receive any profit-sharing contributions. All profit-sharing contributions are at Meridian’s discretion and subject to Board of Directors approval.

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Long-Term Equity Incentive: You will be eligible for a time and/or performance-based equity award at the next grant date, typically in November of each year. The form of the award may be stock options, restricted stock, or a combination of each. The form of the award, and the number of shares, is determined annually by the Compensation Committee of the Board of Directors.

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Paid Time Off: You will be eligible for four weeks of vacation per year upon hire. Vacation days will accrue monthly beginning the first of the month following your hire date. Meridian provides nine designated holidays, ten sick days and five personal days per calendar year (prorated based on hire date).

Your employment is contingent upon the successful completion of our pre-hire process. We will be contacting you with drug test location details. As a condition of employment, all employees are required to sign a Non-Competition, Non-Solicitation, and Confidentiality Agreement.

We are very excited about the prospect of you joining Meridian. However, we recognize that you retain the option, as does Meridian, of ending your employment with the Company at any time, with or without notice or cause. As such, your employment with us is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period.

Should you have any questions about the contents of this offer please contact Melissa McCarey, Vice President, Global Human Resources.

As formal acceptance of this offer, please sign and return all pages of the offer letter and Non-Compete Agreement via DocuSign by February 9, 2022.

Sincerely,

MERIDIAN BIOSCIENCE, INC.

/s/ Jack Kenny

Jack Kenny

Chief Executive Officer

Enclosures

Accepted by:

/s/ Andrew Kitzmiller	8 February 2022

Andrew Kitzmiller	Date